Exhibit 99.1

Driven Brands Closes $275 Million Securitization Issuance to Refinance Existing Debt

CHARLOTTE, N.C., July. 29, 2024 — Driven Brands Holdings Inc. (“Driven Brands” or the “Company”) (NASDAQ: DRVN) announced today that it has closed an offering by certain of its subsidiaries for $275 million of Series 2024-1 Fixed Rate Senior Secured Notes, Class A-2 (the “A-2 Notes”) maturing October 2054 and with an anticipated repayment date in October 2031. The proceeds from the issuance will be used to refinance the Company’s Series 2018-1 Class A-2 Fixed Rate Senior Secured Notes, to pay transaction-related fees and expenses and for general corporate purposes.

In addition, Driven Brands increased the total capacity under its Variable Funding Notes through the addition of $400 million of Series 2024-1 Class A-1 Notes (the “A-1 Notes”), which refinanced the undrawn $135 million Series 2019-3 Class A-1 Notes. The A-1 Notes were undrawn as of closing.

This transaction was structured as a whole business securitization through Driven Brands Funding, LLC and Driven Brands Canada Funding Corporation and represents Driven Brands’ eleventh whole business securitization issuance. The A-2 Notes were priced at a coupon of 6.372% and have a seven-year tenor through the anticipated repayment date.

The A-1 Notes and A-2 Notes each received ratings of BBB from Kroll Bond Rating Agency and BBB- from S&P Global Ratings, consistent with the Series 2022-1 Fixed Rate Senior Secured Notes, Class A-2, that closed in October 2022.

The A-2 Notes are not registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from, or a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The A-2 Notes were offered only to qualified institutional buyers under Rule 144A and to persons outside the United States pursuant to Regulation S under the Securities Act. This press release is not an offer to sell, nor a solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Driven Brands™, headquartered in Charlotte, NC, is the largest automotive services company in North America, providing a range of consumer and commercial automotive needs, including paint, collision, glass, vehicle repair, oil change, maintenance and car wash. Driven Brands is the parent company of some of North America’s leading automotive service businesses including Take 5 Oil Change®, Take 5 Car Wash®, Meineke Car Care Centers®, Maaco®, 1-800-Radiator & A/C®, Auto Glass Now®, and CARSTAR®. Driven Brands has more than 5,000 locations across 13 countries, and services approximately 70 million vehicles annually. Driven Brands’ network generates approximately $2.3 billion in annual revenue from approximately $6.4 billion in system-wide sales.